Exhibit 23.1

CONSENT OF CASTAING HUSSEY & LOLAN, LLC

We hereby consent to the use of our name under the heading “Federal Income Tax Consequences” in IBERIABANK Corporation’s registration statement on Form S-4 (the “Registration Statement”) and to the filing of our tax opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement for the registration of shares of its common stock.

/s/ Castaing, Hussey & Lolan, LLC

New Iberia, Louisiana
December 14, 2004